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Exhibit 10.10


                    STOCK REDEMPTION AND REISSUANCE AGREEMENT


         STOCK REDEMPTION AND REISSUANCE AGREEMENT made effective as of the 10th day of February, 2004, between and between SALIM S. RANA INVESTMENTS CORP., a Nevada corporation (hereinafter referred to as "Transferor"); and WHISTLER INVESTMENTS, INC., a Nevada Corporation (hereinafter referred to as the "Corporation").
                              W I T N E S S E T H:
                               -------------------

         WHEREAS, Transferor is the owner of 3,444,115 shares of common stock, par value $.001 per share, of the Corporation (the "Common Stock"); and
         WHEREAS, the Corporation has 6,000 authorized but unissued shares of its Common Stock available for issuance; and WHEREAS, the Corporation requires additional shares for issuances upon the exercise of stock options, for consultant's services and for private investors prior to the anticipated approval date of the Corporation's Information Statement on Schedule 14C, filed with the Securities and Exchange Commission on July 24, 2004 (the "Information Statement").
         WHEREAS, Transferor desires to make 1,000,000 shares of Common Stock owned by it (the "Shares") available for use by the Corporation by transferring the Shares to the Corporation's treasury at no cost to the Company, the Shares to be retransferred to Transferor by the Corporation, without cost to the Transferror, upon the first to occur of (1) the return to the Corporation of a certain certificate for 1,125,000 shares of Common Stock held improperly by a financing company or (2) an increase in the Company's authorized common stock contemplated in the Information Statement; and
         WHEREAS, the Corporation desires to redeem the Shares on those terms and conditions.
         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1.       Stock Redemption.
                           ----------------
                  Transferor hereby transfers the Shares to the Corporation's treasury, without cost to the Corporation, and Corporation hereby agrees to redeem the Shares from Transferor and hold the Shares in the Corporation's treasury to be issued for proper corporate purposes.

                  2.       Reissuance of the Shares to Transferor.
                           --------------------------------------
                  The Corporation shall be obligated to return and reissue the Shares, at no cost, to the Transferor upon the first to occur of the following events: (1) the return to the Corporation of the certificate for 1,125,000 shares of Common Stock held improperly by International Business Consultants GMBH in escrow, or (2) an increase in the Corporation's authorized Common Stock of at least 1,000,000 shares as contemplated by the Information Statement ("Reissue Events"). Within five (5) days of the occurrence of the first Reissue Event (the "Reissue Date"), the Corporation shall reissue the Shares to the Transferor, at no cost to Transferor. If a Reissue Event does not occur, the Corporation shall be under no obligation to return and reissue the Shares to the Transferror.

         3.       Adjustment to Number of Shares.
                  -------------------------------
         If the Corporation, at any time prior to reissuance of the Shares to Transferor, (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock and not the Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the number of Shares shall be adjusted proportionately. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.



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         4.       Title to the Shares.
                  -------------------
                  The Transferor has and will transfer to the Corporation good, valid and marketable title to the Shares, free and clear of all claims, liens, encumbrances, charges and options whatsoever. On the Reissue Date, the Corporation shall transfer to Transferor good, valid and marketable title to the Shares, free and clear of all claims, liens, encumbrances, charges and options whatsoever.

5.       Miscellaneous.
         -------------
                  a. Each party shall be responsible for its own expenses, including taxes, in connection with the transactions contemplated by this Agreement.
                  b. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.
                  c. Any notice hereunder shall be given to the Corporation at the Corporation's address in Las Vegas, Nevada, and to Transferor at his home address on file with the Corporation, or any other forwarding address provided to the Corporation by any party in writing, by certified mail, return receipt requested, personal delivery, or delivery by reputable overnight delivery company.
                  d. This Agreement shall be governed by the laws of the State of Nevada.
                  e. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all the parties to this Agreement.
                  f. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
                  g. This Agreement may be executed in several counterparts which when together shall be deemed an original for all purposes.
                  h. None of the parties hereto may assign their obligations or rights under this Agreement without the express written consent of the other parties hereto.

         IN WITNESS WHEREOF, the parties have hereunto set their hands in duplicate as of the date first above written.

                                                 TRANSFEROR:
                                                 SALIM S. RANA INVESTMENTS CORP.


                                                 BY:      /s/ Salim Rana
                                                 ------------------------------




                                                     WHISTLER INVESTMENTS, INC.

                                                     BY:  /s/ Holly Roseberry
                                                     --------------------------
                                                              President